EXHIBIT 21.1

LIST OF SUBSIDIARIES OF

EXCO RESOURCES, INC.

Name of Subsidiary	State of Incorporation
EXCO Services, Inc.	Delaware
EXCO Equipment Leasing, LLC	Delaware
EXCO Partners GP, LLC	Delaware
EXCO GP Partners Old, LP	Delaware
EXCO Partners OLP GP, LLC	Delaware
EXCO Operating Company, LP	Delaware
EXCO Water Resources, LLC	Delaware
Bonchasse Land Company, LLC	Louisiana
PCMWL, LLC	Louisiana
Vernon Gathering, LLC	Delaware
EBG Resources, LLC	Delaware
TGGT Holdings, LLC	Delaware
TGGT GP Holdings, LLC	Delaware
TGG Pipeline, Ltd.	Texas
Talco Midstream Assets, Ltd.	Texas
EXCO Mid-Continent MLP, LLC	Delaware
EXCO Holding (PA), Inc.	Delaware
EXCO Resources (PA), LLC	Delaware
EXCO Production Company (PA), LLC	Delaware
EXCO Production Company (WV), LLC	Delaware
EXCO Resources (XA), LLC	Delaware
Black Bear Gathering, LLC	Delaware
Appalachia Midstream, LLC	Delaware